Exhibit 99.1

Myomo Reports Third Quarter 2022 Financial Results Featuring Strong Authorizations and Orders and Record Backlog

Third quarter revenue of $4.0 million, up 8% sequentially

130 authorizations and orders results in a record-high backlog of 184 units

Conference call begins at 4:30 p.m. Eastern time today

BOSTON (November 10, 2022) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three and nine months ended September 30, 2022.

Financial and operational highlights for the third quarter of 2022 include the following:

•
Product revenue was $4.0 million, up 8% sequentially;
•
Revenue units were 87, up 9% sequentially;
•
MyoPro orders and insurance authorizations were received for 130 patients, up 27% sequentially;
•
Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was a record 184 units, up 13% sequentially;
•
419 new candidates were added to the patient pipeline, consistent with the prior quarter and up 26% from the third quarter of 2021, which resulted in 1,112 MyoPro® candidates overall in the pipeline as of September 30, 2022;
•
Direct billing channel represented 79% of revenue, compared with 85% in the prior year period;
•
Gross margin was 66.5%, down 820 basis points from Q3 2021 and up 100 basis points sequentially; and,
•
Cost per pipeline add remained approximately $2,500, down almost 50% from the peak several quarters ago.

Management Commentary

“The growth in the patient pipeline we reported in the second quarter resulted in sequential growth in authorizations and orders in the third quarter,” stated Paul R. Gudonis, Myomo’s chairman and chief executive officer. “As a result, we are carrying a record-high backlog into the fourth quarter. Fourth quarter backlog also includes our highest quarterly total for orders from the VA channel, which accounts for more than 10% of the backlog. Pipeline additions continued to be strong in the third quarter, leading to a record number of candidates in the insurance reimbursement process. We have learned from the challenges experienced a year ago due to competition from holiday and election advertising, leading us to fine-tune our marketing efforts to maximize lead generation, while minimizing expected growth in cost per pipeline add in the fourth quarter."

Financial Results

	For the Three Months Ended September 30,		Period- to-Period Change		For the Nine Months Ended September 30,		Period- to-Period Change
	2022	2021	$	%	2022	2021	$	%
Product revenue	$3,968,201	$4,383,957	$(415,756)	(9)%	$10,513,702	$9,824,740	$688,962	7%
License revenue	-	-	-	N/M	1,000,000	-	1,000,000	N/M
Total revenue	3,968,201	4,383,957	(415,756)	(9)%	11,513,702	9,824,740	1,688,962	17%
Cost of revenue	1,331,217	1,110,204	221,013	20%	3,888,217	2,634,922	1,253,295	48%
Gross profit	$2,636,984	$3,273,753	$(636,769)	(19)%	$7,625,485	$7,189,818	$435,667	6%
Gross margin %	66.5%	74.7%		-8.2%	66.2%	73.2%		-7.0%

Revenue for the third quarter of 2022 was $4.0 million, a decrease of 9%, compared with the third quarter of 2021, but an increase of 8% sequentially. Growth in revenue was driven by a higher average selling price (ASP). Myomo recognized revenue on 87 MyoPro units in the third quarter of 2022, down 15% from the same period a year ago. Year-to-date revenue of $11.5 million was up 17%, compared with the same period a year ago. Excluding the partial joint venture license payment received in the first quarter of 2022, year-to-date product revenue of $10.5 million was up 7% compared with the same period a year ago.

Gross margin for the third quarter of 2022 was 66.5%, compared with 74.7% for the third quarter of 2021. The decrease was driven by higher product costs in the current inflationary environment, partially offset by a higher ASP. Year-to-date gross margin was 66.2%, compared with 73.2% in the year-ago period.

Operating expenses for the third quarter of 2022 were $5.5 million, an increase of 3% ,compared with the third quarter of 2021. The increase was driven primarily by higher compensation and advertising costs. Advertising costs of $1.0 million increased 14% compared with the third quarter of 2021. Year-to-date operating expenses were $16.1 million, an increase of 9% over the same period a year ago.

Operating loss for the third quarter of 2022 was $2.8 million compared with $2.0 million for the third quarter of 2021. Net loss for the third quarter of 2022 was $2.8 million, or $0.40 per share, compared with a net loss of $2.1 million, or $0.36 per share, for the third quarter of 2021. Operating loss for the first nine months of 2022 was $8.4 million, compared with $7.6 million for the same period a year ago. Net loss for the first nine months of 2022 was $8.6 million, or $1.24 per share, compared with $7.6 million, or $1.38 per share for the same period a year ago.

Adjusted EBITDA for the third quarter of 2022 was negative $2.5 million, compared with negative $1.7 million for the third quarter of 2021. Adjusted EBITDA was a negative $7.4 million for the nine months ended September 30, 2022, compared with $6.6 million for the year-ago period. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Liquidity

Cash and cash equivalents as of September 30, 2022 were $7.4 million. Cash used in operating activities was $2.8 million for the third quarter of 2022. In order to enhance liquidity, the Company has called for a special shareholders meeting to be held in December 2022 to approve the sale of the full $5.0 million of availability under its equity line of credit with Keystone Capital Partners.

Business Outlook

“We expect to be able to report modest sequential product revenue growth in the fourth quarter,” said Gudonis. “While growing the pipeline will be seasonally challenging in the fourth quarter due to competition from holiday and election advertising, we expect to enter 2023 with a much larger pipeline than we entered 2022, positioning the Company for stronger product revenue growth in 2023."

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until November 24, 2022 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 2914843.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for fourth quarter revenue, the state of the patient pipeline entering 2023 and its cash runway, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

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We have a history of operating losses and our financial statements for the period ended September 30, 2022 include disclosures regarding there being substantial doubt about our ability to continue as a going concern.
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the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

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our ability to continue normal operations and patient interactions in order to deliver and fit our custom-fabricated device;
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our marketing and commercialization efforts;
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our ability to achieve reimbursement from third-party payers for our products, including CMS for Medicare Part B patients;
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our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
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our ability to effectively execute our business plan and scale up our operations;
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our expectations as to our product development programs, and;
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general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue
Product revenue	$3,968,201	$4,383,957	$10,513,702	$9,824,740
License revenue	—	—	1,000,000	—
	3,968,201	4,383,957	11,513,702	9,824,740

Cost of revenue	1,331,217	1,110,204	3,888,217	2,634,922
Gross profit	2,636,984	3,273,753	7,625,485	7,189,818
Operating expenses:
Research and development	690,407	641,228	1,982,815	1,769,739
Selling, general and administrative	4,765,218	4,662,796	14,085,523	12,982,413
	5,455,625	5,304,024	16,068,338	14,752,152

Loss from operations	(2,818,641)	(2,030,271)	(8,442,853)	(7,562,334)

Other (income) expense
Other (income) expense, including interest income, net	(28,959)	4,055	(32,343)	10,193
Loss on equity investment	16,652	-	49,860	-
	(12,307)	4,055	17,517	10,193
Loss before income taxes	(2,806,334)	(2,034,326)	(8,460,370)	(7,572,527)
Income tax expense	23,382	22,696	93,202	66,604
Net loss	$(2,829,716)	$(2,057,022)	$(8,553,572)	$(7,639,131)

Weighted average number of common shares outstanding:
Basic and diluted	7,064,188	5,681,121	6,880,918	5,530,259
Net loss per share attributable to common stockholders
Basic and diluted	$(0.40)	$(0.36)	$(1.24)	$(1.38)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,420,020	$15,524,378
Accounts receivable, net	1,595,266	1,960,037
Inventories, net	1,482,935	808,308
Prepaid expenses and other current assets	553,696	799,164
Total Current Assets	11,051,917	19,091,887
Operating lease assets with right of use	604,960	632,906
Equipment, net	239,955	275,289
Investment in Jiangxi Myomo Medical Assistive Appliance Co. Ltd.	149,140	-
Other assets	111,034	95,330
Total Assets	$12,157,006	$20,095,412
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	3,649,085	3,949,784
Current operating lease liability	441,386	333,380
Deferred revenue	23,053	249
Total Current Liabilities	4,113,524	4,283,413
Deferred revenue, net of current portion	685	1,246
Non-current operating lease liability	220,901	401,622
Total Liabilities	4,335,110	4,686,281
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	706	687
Additional paid-in capital	94,454,914	93,537,807
Accumulated other comprehensive loss	(11,466)	(60,677)
Accumulated deficit	(86,615,794)	(78,062,222)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	7,821,896	15,409,131
Total Liabilities and Stockholders’ Equity	$12,157,006	$20,095,412

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Nine Months Ended September 30,	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,553,572)	$(7,639,131)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	143,742	95,238
Stock-based compensation	917,126	831,046
Bad debt expense	26,075	—
Loss on disposal of asset	—	202
Amortization of right-of-use assets	253,611	126,529
Loss on equity investment	49,860	—
Other non-cash charges	99,771	463
Changes in operating assets and liabilities:	—	—
Accounts receivable	362,759	(1,281,989)
Inventories	(752,720)	52,734
Prepaid expenses and other current assets	240,050	(422,881)
Other assets	(15,705)	—
Accounts payable and accrued expenses	(264,182)	577,238
Operating Lease Liabilities	(298,380)	(51,462)
Deferred revenue	22,244	(2,512)
Other liabilities	—	(4,637)
Net cash used in operating activities	(7,769,321)	(7,719,162)
CASH USED IN INVESTING ACTIVITIES	(307,408)	(302,527)
CASH PROVIDED BY FINANCING ACTIVITIES	-	8,388,076
Effect of foreign exchange rate changes on cash	(27,629)	(890)

Net (decrease) increase in cash, cash equivalents and restricted cash	(8,104,358)	365,497

Cash, cash equivalents and restricted cash, beginning of period	15,524,378	12,241,261

Cash, cash equivalents and restricted cash, end of period	$7,420,020	$12,606,758

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net loss	$(2,829,716)	$(2,057,022)	$(8,553,572)	$(7,639,131)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense and other expense, net	(28,959)	4,055	(32,343)	10,193
Depreciation expense	49,097	36,910	143,742	95,238
Stock-based compensation	305,633	301,763	917,126	831,046
Loss on investment in minority interest	16,652	—	49,860	—
Income tax expense	23,382	22,696	93,202	66,604
Adjusted EBITDA	$(2,463,911)	$(1,691,598)	$(7,381,985)	$(6,636,050)

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